Exhibit 107
CALCULATION OF FILING FEE TABLE
Form 424(b)(2)
(Form Type)

Otis Worldwide Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	4.488% Notes due 2029	457(r)	$700,000,000	100.00%	$700,000,000	0.00013810	$96,670
	Total Offering Amounts					$700,000,000		$96,670
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$96,670

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Otis Worldwide Corporation (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-293482), filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2026. This filing fee exhibit is in connection with a final prospectus supplement dated May 4, 2026, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.